Exhibit 107
Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Coeur Mining, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction(1)(2)	Fee Rate	Amount of Filing Fee(3)
Fees to Be Paid	$5,557,734,000	0.00013810	$767,523.07
Fees Previously Paid	—		—
Total Transaction Valuation	$5,557,734,000
Total Fees Due for Filing			$767,523.07
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$767,523.07

(1)
In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of November 24, 2025, the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the “Acquisition”) applies is estimated, as of November 24, 2025 (a specified date within 5 business days prior to the date of this preliminary proxy statement), to be 791,700,000 common shares of New Gold (“New Gold Shares”), each entitled to receive a transaction consideration of 0.4959 of a share of common stock of Coeur (“Coeur Common Stock”).

(2)
In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the Acquisition estimated solely for purposes of calculating the filing fee, as of November 24, 2025, was determined based upon 791,700,000 New Gold Shares, multiplied by $7.02 (“Market Value”), representing the average of the high and low prices reported on the New York Stock Exchange American for such shares on November 24, 2025 (a specified date within 5 business days prior to the date of this preliminary proxy statement). Upon the closing of the Arrangement, the New Gold Shares will be transferred to the registrant in exchange for Coeur Common Stock, par value $0.01 per share.

(3)
In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00013810.